                                 EXHIBIT 11.1

                            RED BRICK SYSTEMS, INC.
                              STATEMENT REGARDING
                       COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)

                                           THREE MONTHS ENDED          SIX MONTHS ENDED
                                                JUNE 30,                   JUNE 30,
                                        -------------------------  -------------------------
                                            1997          1996         1997         1996
                                        -----------   -----------  -----------   -----------
Net income                              $(1,533,577)  $   192,441  $(7,895,134)  $   626,376
                                        ===========   ===========  ===========   ===========
Computations of weighted average
 common and common equivalent shares
 outstanding:

 Weighted average common shares
  outstanding                            11,492,824    11,110,691   11,462,811    10,561,000

 Weighted average common equivalent
  shares attributable to stock
  options and warrants                           --     1,769,932           --     2,006,116
                                        -----------   -----------  -----------   -----------
  Shares used in computing net
   income per share                      11,492,824    12,880,623   11,462,811    12,567,116
                                        ===========   ===========  ===========   ===========

Net income per share                    $     (0.13)  $      0.01  $     (0.69)  $      0.05
                                        ===========   ===========  ===========   ===========
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Fully diluted computation not presented since such amounts differ by less than
3% of the net income per share amount shown above.